Exhibit 10.46

THE PNC FINANCIAL SERVICES GROUP, INC.

2006 INCENTIVE AWARD PLAN

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RESTRICTED SHARE UNITS AGREEMENT

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GRANTEE:	Edward J. Kelly, III

GRANT DATE:	March 2, 2007

SHARE UNITS:	68,288

1. Definitions. Certain terms used in this Restricted Share Units Agreement (the “Agreement”) are defined in Annex A (which is incorporated herein as part of the Agreement) or elsewhere in the Agreement, and such definitions will apply except where the context otherwise indicates.

In the Agreement, “PNC” means The PNC Financial Services Group, Inc. and “Corporation” means PNC and its Consolidated Subsidiaries.

2. Grant of Restricted Share Units with Dividend Equivalents. Pursuant to The PNC Financial Services Group, Inc. 2006 Incentive Award Plan (the “Plan”), and subject to the terms and conditions of the Agreement, PNC hereby grants to the Grantee named above (“Grantee”) an Award of Restricted Share Units (“Restricted Share Units”) of the number of share units of PNC common stock set forth above, together with Dividend Equivalents (“Dividend Equivalents”), payable in cash, with respect to the same number of shares of PNC common stock as the number of share units set forth above, all subject to acceptance of the Grant by Grantee in accordance with Section 16 and subject to the terms and conditions of the Agreement and the Plan.

3. Terms of Grant. The Grant is subject to the following terms and conditions.

Restricted Share Units and Dividend Equivalents are not transferable. The Restricted Share Units and ongoing Dividend Equivalents are subject to forfeiture pursuant to the terms and conditions of the Agreement prior to vesting; provided, that there shall be no forfeiture of Dividend Equivalents with respect to dividends payments dates that occur prior to a forfeiture of the Restricted Share Units.

Restricted Share Units that vest in accordance with the terms of Section 6 will be settled pursuant to and in accordance with the terms of that Section. Unvested Share

Units that are forfeited by Grantee pursuant to and in accordance with the terms of Section 5 will be cancelled without payment of any consideration by PNC. The right to ongoing Dividend Equivalents is granted in connection with the Restricted Share Units, and therefore shall terminate, without payment of any consideration by PNC, upon the settlement of Vested Share Units or the cancellation of Unvested Share Units, whichever is applicable.

4. Dividend Equivalents. From and after the Grant Date until such time as the Restricted Share Units are either (i) settled pursuant to and in accordance with the terms of Section 6 or (ii) cancelled upon forfeiture in accordance with the terms of Section 5, the Corporation will make cash payments to Grantee equivalent to the amounts of the quarterly cash dividends Grantee would have received, if any, had the Restricted Share Units been shares of PNC common stock issued and outstanding on the record dates for cash dividends on PNC common stock that occur during such period.

The Corporation will make such payments to Grantee pursuant to this Section 4 each quarter on or about the dividend payment date that relates to each such record date, if any, provided that if these Dividend Equivalents terminate because the Restricted Share Units have become Vested Share Units and have been settled in accordance with the terms of Section 6 and such termination occurs after the dividend record date for a quarter but before the related dividend payment date, the Corporation will nonetheless make such a quarterly dividend equivalent payment to Grantee with respect to that record date, if any.

5. Forfeiture Upon Termination for Cause Prior to a Change in Control.

In the event that Grantee’s employment with the Corporation is terminated by the Corporation for Cause prior to the second (2nd) anniversary of the Grant Date and prior to the occurrence of a Change in Control, if any and if earlier that the second (2nd) anniversary of the Grant Date, all Restricted Share Units that are Unvested Share Units on Grantee’s Termination Date, together with all Dividend Equivalents granted hereunder in connection with such Restricted Share Units, will be forfeited by Grantee to PNC without payment of any consideration by PNC.

Upon forfeiture of Unvested Share Units and Dividend Equivalents pursuant to the provisions of this Section 5, the Grant will terminate and neither Grantee nor any successors, heirs, assigns or legal representatives of Grantee will thereafter have any further rights or interest in such Unvested Share Units or Dividend Equivalents.

6. Vesting; Settlement of Vested Share Units.

Unless Unvested Share Units have been forfeited pursuant to the terms of Section 5, Grantee’s Restricted Share Units will vest upon the earlier of (i) the second (2nd) anniversary of the Grant Date, provided that Grantee remains employed by the Corporation through such date, (ii) Grantee’s Termination Date, and (iii) the occurrence of a Change in Control.

Vested Share Units will be settled by delivery to Grantee of that number of whole shares of PNC common stock equal to the number of Vested Share Units. No fractional shares will be issued, and if the Vested Share Units include a fractional interest, such fractional interest will be liquidated on the basis of the then current Fair Market Value of PNC common stock and paid to Grantee in cash at the time the shares are issued.

Payment will be made to Grantee with respect to the settlement of Vested Share Units as soon as practicable following the earlier of (i) the second (2nd) anniversary of the Grant Date and (ii) Grantee’s Termination Date; provided, however, that to the extent required in order to comply with Section 409A of the Internal Revenue Code, the Vested Share Units shall be settled on the earlier of (i) the first Business Day after the date that is six months following the date of Grantee’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code and (ii) the second (2nd) anniversary of the Grant Date.

7. No Rights as Shareholder Until Vesting and Issuance of Shares. Grantee will have no rights as a shareholder by virtue of this Grant unless and until the Restricted Share Units vest and shares are issued and delivered in settlement thereof.

8. Capital Adjustments. Upon the occurrence of a corporate transaction or transaction (including, without limitation, stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by PNC (each, a “Corporate Transaction”)), the Committee shall make those adjustments, if any, in the number, class or kind of Restricted Share Units and related Dividend Equivalents then outstanding under the Grant that it deems appropriate in its discretion to reflect the Corporate Transaction(s) such that the rights of Grantee are neither enlarged nor diminished as a result of such Corporate Transaction or Transactions, including without limitation (a) measuring the value per share unit by reference to the per share value of the consideration payable to a PNC common shareholder in connection with such Corporation Transaction and (b) authorizing payment in settlement of the entire Vested Share Units in cash.

All determinations hereunder shall be made by the Committee in its sole discretion and shall be final, binding and conclusive for all purposes on all parties, including without limitation Grantee.

9. Prohibitions Against Sale, Assignment, etc.; Payment to Legal Representative.

(a) Unvested Restricted Share Units and Dividend Equivalents may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered.

(b) If Grantee is deceased at the time Restricted Share Units vest and are settled in accordance with the terms of Section 6, such payment will be made to the executor or administrator of Grantee’s estate or to Grantee’s other legal representative as determined in good faith by the Committee.

(c) Any delivery of shares or other payment made in good faith by PNC to Grantee’s executor, administrator or other legal representative shall extinguish all right to payment hereunder.

10. Withholding Taxes; Compliance with Internal Revenue Code Section 409A.

Where Grantee has not previously satisfied all applicable withholding tax obligations, PNC will, at the time the tax withholding obligation arises in connection herewith, retain an amount sufficient to satisfy the minimum amount of taxes then required to be withheld by the Corporation in connection therewith from any amounts then payable hereunder to Grantee. To the extent that any payment hereunder is settled in cash, the Corporation will withhold first from such cash portion of the payment and, if that is not sufficient or if there is no such cash portion, the Corporation will then retain whole shares of PNC common stock from amounts payable to Grantee hereunder in the form of shares, until such withholdings in the aggregate are sufficient to satisfy such minimum required withholding obligations.

For purposes of this Section 10, shares of PNC common stock retained to satisfy applicable withholding tax requirements will be valued at their Fair Market Value on the date the tax withholding obligation arises.

PNC will not retain more than the number of shares sufficient to satisfy the minimum amount of taxes then required to be withheld in connection herewith after any cash portion of the amounts payable hereunder has already been withheld for such purpose. If Grantee desires to have an additional amount withheld above the required minimum, up to Grantee’s W-4 obligation if higher, and if PNC so permits, Grantee may elect to satisfy this additional withholding by payment of cash. If Grantee’s W-4 obligation does not exceed the required minimum withholding in connection herewith, no additional withholding may be made.

If any provision of the Agreement contravenes Section 409A of the Internal Revenue Code or any regulations or Treasury guidance promulgated thereunder, PNC shall reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Internal Revenue Code, and shall take such other actions as may be necessary to preserve the economic result to Grantee as contemplated under this Agreement, provided that nothing herein shall limit any rights that Grantee may have to a Section 409A gross-up under his Employment Letter Agreement.

11. Employment. Neither the granting of the Restricted Share Units with Dividend Equivalents nor any term or provision of the Agreement shall constitute or be evidence of any understanding, expressed or implied, on the part of PNC or any subsidiary to employ Grantee for any period or in any way alter Grantee’s status as an employee at will.

12. Subject to the Plan and the Committee. In all respects the Grant and the Agreement are subject to the terms and conditions of the Plan, which has been made available to Grantee and is incorporated herein by reference; provided, however, the terms of the Plan shall not be considered an enlargement of any benefits under the Agreement. Further, the Grant and the Agreement are subject to any interpretation of, and any rules and regulations issued by, the Committee or its delegate or under the authority of the Committee, whether made or issued before or after the Grant Date.

13. Headings; Entire Agreement. Headings used in the Agreement are provided for reference and convenience only, shall not be considered part of the Agreement, and shall not be employed in the construction of the Agreement. The Agreement constitutes the entire agreement between Grantee and PNC and supersedes all other discussions, negotiations, correspondence, representations, understandings and agreements between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, nothing in the Agreement shall affect the survival of the Employment Letter Agreement, including the provisions in said Employment Letter Agreement providing for the survival of certain provisions of the Amended and Restated Executive Severance Agreement by and among Mercantile Bankshares Corporation, Mercantile-Safe Deposit & Trust Company and Grantee effective as of March 29, 2006.

14. Grantee Covenants.

14.1 General. Grantee and PNC acknowledge and agree that Grantee has received adequate consideration with respect to enforcement of the provisions of Sections 14 and 15 by virtue of receiving this Grant of Restricted Share Units with Dividend Equivalents (regardless of whether such share units ultimately vest); that such provisions are reasonable and properly required for the adequate protection of the business of PNC and its subsidiaries; and that enforcement of such provisions will not prevent Grantee from earning a living.

14.2 Non-Solicitation; No-Hire. Grantee agrees to comply with the provisions of subsections (a) and (b) of this Section 14.2 while employed by the Corporation and for a period of twelve (12) months after Grantee’s Termination Date regardless of the reason for such termination of employment.

(a) Non-Solicitation. Grantee shall not, directly or indirectly, either for Grantee’s own benefit or purpose or for the benefit or purpose of any Person other than PNC or any of its subsidiaries, solicit or actively interfere with PNC’s or any subsidiary’s relationship with, or attempt to divert or entice away, any Person that Grantee should reasonably know (i) is a customer of PNC or any subsidiary for which PNC or any subsidiary provides any services as of the Termination Date, or (ii) was a customer of PNC or any subsidiary for which PNC or any subsidiary provided any services at any time during the twelve (12) months preceding the Termination Date, or (iii) was, as of the

Termination Date, considering retention of PNC or any subsidiary to provide any services; provided, however, nothing in the Agreement shall preclude Grantee from providing services to any company in the financial industry or otherwise, so long as Grantee does not directly or indirectly solicit or actively interfere with, or attempt to divert or entice away, any Person identified in this Section 14.2(a).

(b) No-Hire. Grantee shall not, directly or indirectly, either for Grantee’s own benefit or purpose or for the benefit or purpose of any Person other than PNC or any of its subsidiaries, employ or offer to employ, call on, or actively interfere with PNC’s or any subsidiary’s relationship with, or attempt to divert or entice away, any employee of PNC or any of its subsidiaries, nor shall Grantee assist any other Person in such activities; provided, however, nothing in the Agreement shall preclude Grantee from hiring Grantee’s current administrative assistant.

Notwithstanding the above, if Grantee’s employment with the Corporation is terminated by the Corporation without Cause or by Grantee with Good Reason and such Termination Date occurs during a Coverage Period as defined in Section A.12 of Annex A, then commencing immediately after such Termination Date, the provisions of subsections (a) and (b) of this Section 14.2 will no longer apply and will be replaced with the following subsection (c):

(c) No-Hire. Grantee agrees that Grantee shall not, for a period of twelve (12) months after the Termination Date, employ or offer to employ, solicit, actively interfere with PNC’s or any PNC affiliate’s relationship with, or attempt to divert or entice away, any officer of PNC or any PNC affiliate.

14.3 Confidentiality. During Grantee’s employment with the Corporation, and thereafter regardless of the reason for termination of such employment, Grantee will not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, all of which is the exclusive and valuable property of the Corporation whether or not conceived of or prepared by Grantee, other than (a) information generally known in the Corporation’s industry or acquired from public sources, (b) as required in the course of employment by the Corporation, (c) as required by any court, supervisory authority, administrative agency or applicable law, or (d) with the prior written consent of PNC.

14.4 Ownership of Inventions. Grantee shall promptly and fully disclose to PNC any and all inventions, discoveries, improvements, ideas or other works of inventorship or authorship, whether or not patentable, that have been or will be conceived and/or reduced to practice by Grantee during the term of Grantee’s employment with the Corporation, whether alone or with others, and that are (a) related directly or indirectly to the business or activities of PNC or any of its subsidiaries or (b) developed with the use of any time, material, facilities or other resources of PNC or any subsidiary (“Developments”). Grantee agrees to assign and hereby does assign to PNC or its designee all of Grantee’s right, title and interest, including copyrights and patent rights, in and to all Developments. Grantee shall perform all actions and execute all instruments that PNC or any subsidiary shall deem necessary to protect or record PNC’s or its designee’s interests in the Developments. The obligations of this Section 14.4 shall be performed by Grantee without further compensation and will continue beyond the Termination Date.

15. Enforcement Provisions. Grantee understands and agrees to the following provisions regarding enforcement of the Agreement.

15.1 Governing Law and Jurisdiction. The Agreement is governed by and construed under the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions. Any dispute or claim arising out of or relating to the Agreement or claim of breach hereof shall be brought exclusively in the federal court for the Western District of Pennsylvania or in the Court of Common Pleas of Allegheny County, Pennsylvania. By execution of the Agreement, Grantee and PNC hereby consent to the exclusive jurisdiction of such courts, and waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement.

15.2 Equitable Remedies. A breach of the provisions of any of Sections 14.2, 14.3 or 14.4 will cause the Corporation irreparable harm, and the Corporation will therefore be entitled to issuance of immediate, as well as permanent, injunctive relief restraining Grantee, and each and every person and entity acting in concert or participating with Grantee, from initiation and/or continuation of such breach.

15.3 Tolling Period. If it becomes necessary or desirable for the Corporation to seek compliance with the provisions of Section 14.2 by legal proceedings, the period during which Grantee shall comply with said provisions will extend for a period of twelve (12) months from the date the Corporation institutes legal proceedings for injunctive or other relief.

15.4 No Waiver. Failure of PNC to demand strict compliance with any of the terms, covenants or conditions of the Agreement will not be deemed a waiver of such term, covenant or condition, nor will any waiver or relinquishment of any such term, covenant or condition on any occasion or on multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

15.5 Severability. The restrictions and obligations imposed by Sections 14.2, 14.3 and 14.4 are separate and severable, and it is the intent of Grantee and PNC that if any restriction or obligation imposed by any of these provisions is deemed by a court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions, restrictions and obligations will remain valid and binding upon Grantee.

15.6 Reform. In the event any of Sections 14.2, 14.3 and 14.4 are determined by a court of competent jurisdiction to be unenforceable because unreasonable either as to length of time or area to which said restriction applies, it is the intent of Grantee and PNC that said court reduce and reform the provisions thereof so as to apply the greatest limitations considered enforceable by the court.

15.7 Waiver of Jury Trial. Each of Grantee and PNC hereby waives any right to trial by jury with regard to any suit, action or proceeding under or in connection with any of Sections 14.2, 14.3 and 14.4.

15.8 Applicable Law. Notwithstanding anything in the Agreement, PNC will not be required to comply with any term, covenant or condition of the Agreement if and to the extent prohibited by law, including but not limited to federal banking and securities regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over PNC or any of its subsidiaries. Further, to the extent, if any, applicable to Grantee, Grantee agrees to reimburse PNC for any amounts Grantee may be required to reimburse PNC or its subsidiaries pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, and agrees that PNC need not comply with any term, covenant or condition of the Agreement to the extent that doing so would require that Grantee reimburse PNC or its subsidiaries for such amounts pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

16. Acceptance of Grant; PNC Right to Cancel. If Grantee does not accept the Grant by executing and delivering a copy of the Agreement to PNC, without altering or changing the terms thereof in any way, within thirty (30) days of receipt by Grantee of a copy of the Agreement, PNC may, in its sole discretion, withdraw its offer and cancel the Grant at any time prior to Grantee’s delivery to PNC of a copy of the Agreement executed by Grantee. Otherwise, upon execution and delivery of the Agreement by both PNC and Grantee and, in the event that Grantee is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PNC securities, the filing with and acceptance by the SEC of a Form 4 reporting the Grant, the Agreement is effective. Notwithstanding the foregoing, Grantee shall have all rights with respect to the Restricted Share Units as if the Restricted Share Units were granted on the Grant Date.

In the event that one or more record dates for dividends on PNC common stock occur after the Grant Date but before the date the Agreement is effective in accordance with this Section 16, then upon the effectiveness of the Agreement, the Corporation will make a cash payment to Grantee equivalent to the dividend equivalent payment Grantee would have received had the Agreement been effective and the Restricted Share Units been issued on the Grant Date.

IN WITNESS WHEREOF, PNC has caused the Agreement to be signed on its behalf as of the Grant Date.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ James E. Rohr
Chairman and Chief Executive Officer

ATTEST:

By:	/s/ George P. Long, III
Corporate Secretary

ACCEPTED AND AGREED TO by GRANTEE

/s/ Edward J. Kelly, III
Grantee

ANNEX A

CERTAIN DEFINITIONS

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A.1 “Agreement” means the Restricted Share Units Agreement between PNC and Grantee evidencing the Grant of the Restricted Share Units with Dividend Equivalents to Grantee pursuant to the Plan.

A.2 “Board” means the Board of Directors of PNC.

A.3 “Business Day” means a day that is a business day for PNC Bank, National Association in Pittsburgh, PA.

A.4 “Cause” shall mean, for purposes of the Agreement, (i) an act or acts of personal dishonesty taken by Grantee and intended to result in substantial personal enrichment of Grantee at the expense of the Corporation, (ii) repeated material violations by Grantee of his duties to the Corporation as Vice Chairman and an employee thereof which are demonstrably willful and deliberate on Grantee’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Corporation, (iii) a material violation of PNC’s Code of Business Conduct and Ethics; or (iv) the conviction of Grantee of a felony.

A.5 “CEO” means the chief executive officer of PNC.

A.6 “Change in Control” means a change of control of PNC of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not PNC is then subject to such reporting requirement; provided, however, that without limitation, a Change in Control will be deemed to have occurred if:

(a) any Person, excluding employee benefits plans of the Corporation, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of PNC representing twenty percent (20%) or more of the combined voting power of PNC’s then outstanding securities; provided, however, that such an acquisition of beneficial ownership representing between twenty percent (20%) and forty percent (40%), inclusive, of such voting power will not be considered a Change in Control if the Board approves such acquisition either prior to or immediately after its occurrence;

(b) PNC consummates a merger, consolidation, share exchange, division or other reorganization or transaction of PNC (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of PNC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) PNC’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(c) the shareholders of PNC approve a plan of complete liquidation or winding-up of PNC or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of PNC’s assets;

(d) as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board (including for this purpose any new director whose election or nomination for election by PNC’s shareholders in connection with such proxy contest was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied);

(e) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by PNC’s shareholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied); or

(f) the Board determines that a Change in Control has occurred.

Notwithstanding anything to the contrary herein, a divestiture or spin-off of a subsidiary or division of PNC or any of its subsidiaries will not by itself constitute a Change in Control.

A.7 “CIC Failure” means the following:

(a) with respect to a CIC Triggering Event described in Section A.8(a), PNC’s shareholders vote against the transaction approved by the Board or the agreement to consummate the transaction is terminated; or

(b) with respect to a CIC Triggering Event described in Section A.8(b), the proxy contest fails to replace or remove a majority of the members of the Board.

A.8 “CIC Triggering Event” means the occurrence of either of the following:

(a) the Board or PNC’s shareholders approve a transaction described in Subsection (b) of the definition of Change in Control contained in Section A.6; or

(b) the commencement of a proxy contest in which any Person seeks to replace or remove a majority of the members of the Board.

A.9 “Committee” means the Personnel and Compensation Committee of the Board or such person or persons as may be designated or appointed by that committee as its delegate or designee.

A.10 “Consolidated Subsidiary” means a corporation, bank, partnership, business trust, limited liability company or other form of business organization that (1) is a consolidated subsidiary of PNC under generally accepted accounting principles and (2) satisfies the definition of “service recipient” under Section 409A of the Internal Revenue Code.

A.11 “Corporation” means PNC and its Consolidated Subsidiaries.

A.12 “Coverage Period” means a period (a) commencing on the earlier to occur of (i) the date of a CIC Triggering Event and (ii) the date of a Change in Control and (b) ending on the date that is three (3) years after the date of the Change in Control; provided, however, that in the event that a Coverage Period commences on the date of a CIC Triggering Event, such Coverage Period will terminate upon the earlier to occur of (x) the date of a CIC Failure and (y) the date that is three (3) years after the date of the Change in Control triggered by the CIC Triggering Event. After the termination of any Coverage Period, another Coverage Period will commence upon the earlier to occur of clause (a)(i) and clause (a)(ii) in the preceding sentence.

A.13 “Disability” shall mean, for purposes of the Agreement, termination of Grantee’s employment on account of disability as determined under any governing agreement between Grantee and the Corporation or, if there is no such agreement or such agreement does not provide a definition of “disability,” then “Disability” shall mean disability as defined under the Corporation’s long-term disability insurance plan.

A.14 “Employment Letter Agreement” shall mean the employment letter dated January 8, 2007 from PNC to Grantee that was accepted and agreed to by Grantee January 9, 2007 regarding Grantee’s employment by PNC conditioned on and commencing upon the closing of the merger of Mercantile Bankshares Corporation into PNC, which closing and merger occurred on March 2, 2007.

A.15 “Exchange Act” means the Securities Exchange Act of 1934 as amended, and the rules and regulations promulgated thereunder.

A.16 “Fair Market Value” as it relates to a share of PNC common stock as of any given date means the average of the reported high and low trading prices on the New York Stock Exchange (or such successor reporting system as PNC may select) for a share of PNC common stock on such date, or, if no PNC common stock trades have been reported on such exchange for that day, the average of such prices on the next preceding day and the next following day for which there were reported trades.

A.17 “GAAP” or “generally accepted accounting principles” means accounting principles generally accepted in the United States of America.

A.18 “Grant” means the Award of Restricted Share Units with Dividend Equivalents granted to Grantee pursuant to Section 2 of the Agreement.

A.19 “Grant Date” means the Grant Date set forth on page 1 of the Agreement and is the date as of which the Restricted Share Units with Dividend Equivalents are authorized to be granted by the Committee or its delegate in accordance with the Plan.

A.20 “Grantee” means the person to whom the Award of Restricted Share Units with Dividend Equivalents is granted, and is identified as Grantee on page 1 of the Agreement.

A.21 “Internal Revenue Code” means the Internal Revenue Code of 1986 as amended, and the rules and regulations promulgated thereunder.

A.22 “Person” has the meaning given in Section 3(a)(9) of the Exchange Act and also includes any syndicate or group deemed to be a person under Section 13(d)(3) of the Exchange Act.

A.23 “PNC” means The PNC Financial Services Group, Inc.

A.24 “SEC” means the United States Securities and Exchange Commission.

A.25 “Termination Date” means Grantee’s last date of employment with the Corporation. If Grantee is employed by a Consolidated Subsidiary that ceases to be a subsidiary of PNC or ceases to be a consolidated subsidiary of PNC under generally accepted accounting principles and Grantee does not continue to be employed by PNC or a Consolidated Subsidiary, then for purposes of the Agreement, Grantee’s employment with the Corporation terminates effective at the time this occurs.

A.26 “Unvested Share Units” means any Restricted Share Units that have not vested in accordance with the terms of Section 6 of the Agreement.

A.27 “Vested Share Units.” Provided that the Restricted Share Units have not been forfeited pursuant to the terms of Section 5 of the Agreement and are then outstanding, Restricted Share Units vest in accordance with the terms of Section 6 of the Agreement. Restricted Share Units that have vested and become Vested Share Units are no longer subject to forfeiture under the terms of the Agreement.